UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM 15


CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                            Commission File Number

                            TAMPA BAY CORPORATION
(Exact name of registrant as specified in its charter)

1000 EAST TAHQUITZ CANYON WAY, PALM SPRINGS, CA 92262(619) 778-7810 (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

COMMON
(Title of each class of securities covered by this Form)

NONE
(Title of all other classes of securities for which a duty to file reports under sections 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)              Rule 12h-3(b)(1)(i)
           Rule 12g-4(a)(1)(ii)XX           Rule 12h-3(b)(1)(ii)
           Rule 12g-4(a)(2)(i)              Rule 12h-3(b)(2)(i)
           Rule 12g-4(a)(2)(ii)             Rule 12h-3(b)(2)(ii)
                                            Rule 15d-6

Approximate number of holders of record as of the certification or notice date:255

Pursuant to the requirements of the Securities Exchange Act of 1934
Tampa Bay Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 2/27/97                                 By: Signature